As filed with the Securities and Exchange Commission on October 14, 2025

Registration No. 333- 290638

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZOOZ Power Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ZOOZ Power Ltd.

4B Hamelacha St.

Lod 7152008

Israel

+972 (8) 6805566

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address and telephone number of agent for service)

Copies to:

Daniel I. Goldberg, Esq. Katie Kazem, Esq. Amiti Rothstein, Esq. Cooley LLP 55 Hudson Yards New York, New York 10001-2157 Tel: 212-479-6000 Fax: 212-479-6275	Ofer Ben-Yehuda, Adv. Ivor Krumholtz, Adv. Chaim Cohen, Adv. Shibolet & Co., Law Firm 4 Yitzhak Sade St. Tel Aviv 6777504 Israel Tel: +972 (3) 307-5030

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form F-3 (Registration No.333-290638) of ZOOZ Power Ltd. (the “Registration Statement”) is being filed solely for the purpose of including language provided by Rule 473(b) of the Securities Act of 1933 for the automatic effectiveness of the Registration Statement 20 days following the filing of Amendment No. 1. Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Other Office Holders

Our Office Holders’ Insurance. Our Articles provide that, subject to any applicable law, the Company may enter into contract to cover any Company office holder’s liability, as imposed on them following an action they perform in their capacity as a Company office holder, to the maximum extent permitted in the law, due to each of the following:

●	A violation of the duty of care toward ZOOZ or toward another person;

●	A violation of the fiduciary duty toward ZOOZ, as long as the office holder acted in good faith and had reasonable grounds for assuming the action will not harm ZOOZ’s best interest;

●	A monetary liability imposed on them for the benefit of another person;

●	Expenses the office holder spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee;

●	A payment imposed on the office holder for the benefit of an injured party, as stated in Section 52.BBB(A)(1)(A) of the Securities Law (“Payment to an Injured Party”); and

●	Any other ZOOZ office holder liability, undertaking, or expense that may be lawfully insured now or in the future.

Under the Companies Law, exemption and indemnification of, and procurement of insurance coverage for, our office holders, must be approved by our compensation committee and our board of directors and, with respect to an office holder who is the Chief Executive Officer or a director, also by our shareholders. However, according to regulations promulgated under the Companies Law, shareholders and board of directors approvals for the procurement of such insurance are not required if the insurance policy is approved by our compensation committee and: (i) the terms of such policy are within the framework for insurance coverage as approved by our shareholders and set forth in our compensation policy; (ii) the premium paid under the insurance policy is at fair market value; and (iii) the insurance policy does not and may not have a substantial effect on our profitability, assets or obligations.

In accordance with our compensation policy, approved by our shareholders at the 2021 annual general meeting, we are currently entitled to hold directors’ and officer holders liability insurance policy for the benefit of our office holders with insurance coverage of up to $15,000,000, provided that the insurance period shall not exceed 7 years, and with such annual premium reflecting market terms and not having a substantial effect on the Company’s profitability, assets or obligations.

Our Office Holders’ Indemnification. Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the Company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.

●	A monetary liability imposed on them for the benefit of another Person according to a judgment, including a judgment in a settlement or an arbitration award that a court has ratified;

●	Reasonable litigation expenses, including an attorney’s fee, that the office holder has spent because of an investigation or proceeding administered against them by an authority that is authorized to administer an investigation or a proceeding, that concluded without a criminal charge lodged against them, and without imposing a monetary sanction on them in lieu of a criminal proceeding, or that has concluded without submitting a criminal charge, but by imposing a monetary sanction in lieu of a criminal proceeding, in an offense that does not require proof of mens rea or in connection with a monetary sanction;

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●	Reasonable litigation expenses, including an attorney’s fee, the office holder spent or was charged with by a court, in a proceeding initiated against the office holder by ZOOZ or on its behalf or by another person, or in a criminal charge the office holder was acquitted from, or in a criminal offense he or she was charged with, that does not require proof of mens rea;

●	Expenses the office holder has spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee, to the extent permitted under the law;

●	Any Payment to an Injured Party, including reasonable litigation expenses, such as an attorney’s fee; and

●	Any liability, undertaking, or other expense for which it is or will be permissible to indemnify ZOOZ office holders.

Under the Companies Law, the Securities Law and the Israeli Economic Competition Law, 5748-1988 (the “Economic Competition Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder; as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

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●	expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

Under the Companies Law, the Securities Law and the Economic Competition Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

●	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

●	monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our Articles include provisions under which office holders are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

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We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions. This indemnification under the current indemnification agreements is limited as follows: the maximum aggregate amount of indemnification that may be paid by ZOOZ to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by ZOOZ to office holders (including indemnification undertakings to office holders of companies held by ZOOZ), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the higher of 25% of ZOOZ’s shareholders’ equity at the time of the indemnification, and NIS 10,000,000. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Our Office Holder’s Exemption. Our Articles provide that, subject to the provisions of the Companies Law, may, at the maximum permissible in the law, exempt an office holder from all or some of their liability, in advance or in retrospect, due to damage of any kind caused to them or that may be caused to them, directly or indirectly, if it was or is caused following a violation of the duty of care toward the Company, including for any decision, failure to decide, or any derivative of the above, and due to any other incident, cause, liability, expense, or damage, if it is permissible to grant an exemption due to them pursuant to the Companies Law at the relevant time for approving the exemption, except in the event of a violation of the duty of care toward the Company within a distribution.

The foregoing also applies to a Company office holder’s exemption in connection with their role as an office holder in a subsidiary or position holder in a subsidiary or in any other company that ZOOZ has a share in, directly or indirectly, or that the Company is otherwise interested in.

Limitations on Insurance, Indemnification and Exemption. According to the Companies Law, and as long as the Companies Law does not allow otherwise, the Company may not enter into contract to cover the liability of an office holder therein, and may not indemnify or exempt any of its office holder from their liability toward the Company due to any of the following:

●	A violation of the fiduciary duty, except for the purpose of indemnification and insurance due to a violation of the fiduciary duty toward ZOOZ, if the office holder has acted in good faith, and had reasonable grounds for assuming the action will not harm the Company’s best interests;

●	A deliberate or reckless violation of the duty of care, unless it has been made out of negligence;

●	An action with the intent of unlawfully making a personal gain;

●	A fine, as civil fine, a monetary sanction, or a monetary settlement in lieu of a criminal proceeding imposed on them;

●	Directly or indirectly insuring a proceeding under Chapter H3 (Imposition of a Monetary Sanction by the Authority), Chapter H4 (Imposition of Administrative Enforcement measures by an Enforcement Committee), or Chapter I1 (Arrangement for a Conditional Avoidance from Launching Proceedings or Terminate Proceedings) of the Securities Law.

Administrative Enforcement

The Securities Law includes an administrative enforcement procedure that may be used by the Israel Securities Authority, to enhance the efficacy of enforcement in the securities market in Israel. Pursuant to the Companies Law and the Securities Law, the Israel Securities Authority is authorized to impose administrative sanctions, including monetary fines, against companies like ours and their office holders and directors for certain violations of the Securities Law or the Companies Law. Furthermore, the Securities Law requires that the Chief Executive Officer of a company supervise and take all reasonable measures to prevent the company or any of its employees from breaching the Securities Law. The Chief Executive Officer is presumed to have fulfilled such supervisory duty if the company adopts internal enforcement procedures designed to prevent such breaches, appoints a representative to supervise the implementation of such procedures and takes measures to correct the breach and prevent its reoccurrence.

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Under the Securities Law, a company cannot obtain insurance against or indemnify a third-party (including its office holders and/or employees) for any administrative procedure and/or monetary fine (other than for payment of damages to an injured party). The Securities Law permits insurance and/or indemnification for expenses related to an administrative procedure, such as reasonable legal fees, provided that it is permitted under the company’s articles of association.

We have adopted and implemented an internal enforcement plan to reduce our exposure to potential breaches of the Companies Law and the Securities Law, applicable to us. Our Articles and letters of indemnification permit, among others, insurance and/or indemnification as contemplated under the Securities Law.

Item 9. Exhibits

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith
3.1	Amended and Restated Articles of Association of Registrant	6-K	001-42005	Ex. A of Ex. 99.2	09/09/25
4.1	Form of Pre-Funded Warrant	6-K	001-42005	4.1	08/08/25
4.2	Form of Ordinary Warrant	6-K	001-42005	4.2	08/08/25
4.3	Form of Sponsor Warrant.	6-K	001-42005	4.3	08/08/25
4.4	Form of Sponsor Pre-Funded Warrant	6-K	001-42005	4.4	08/08/25
5.1	Opinion of Shibolet & Co., Law Firm	Form F-3	333-290638	5.1	09/30/25
10.1	Form of Initial Securities Purchase Agreement	6-K	001-42005	10.1	08/08/25
10.2	Form of Subsequent Securities Purchase Agreement	6-K	001-42005	10.2	08/08/25
10.3	Ordinary Warrant Share Initial Registration Rights Agreement	6-K	001-42005	10.4	08/08/25
10.4	Subsequent Registration Rights Agreement.	6-K	001-42005	10.5	08/08/25
10.5	Sponsor Support Agreement.	6-K	001-42005	10.6	08/08/25
10.6	Amendment to Sponsor Support Agreement	6-K	001-42005	10.1	09/30/25
10.7	Sponsor Rights Agreement.	6-K	001-42005	10.7	08/08/25
10.8	Engagement Letter, as amended.	Form F-3	333-290638	10.8	09/30/25
23.1	Consent of Kesselman & Kesselman, independent registered public accounting firm for ZOOZ	Form F-3	333-290638	23.1	09/30/25
23.2	Consent of Shibolet & Co., Law Firm (included in Exhibit 5.1)	Form F-3	333-290638	23.2	09/30/25
24.1	Power of Attorney	Form F-3	333-290638	24.1	09/30/25
107	Filing Fee Table	Form F-3	333-290638	107	09/30/25

Item 10. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(6) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, office holders and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, office holder or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office holder or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Lod, State of Israel, on October 14, 2025.

ZOOZ POWER LTD.

By:	/s/ Jordan Fried
Name:	Jordan Fried
Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jordan Fried	Chief Executive Officer and Director	October 14, 2025
Jordan Fried	(Principal Executive Officer)

/s/ Ruth Smadja	Chief Financial Officer	October 14, 2025
Ruth Smadja	(Principal Financial and Accounting Officer)

*	Executive Chairman of the Board and Director	October 14, 2025
Avi Cohen

*	Director	October 14, 2025
Todd Thomson

*	Director	October 14, 2025
Fang Zheng

*	Director	October 14, 2025
Samer Haj-Yehia

*	Director	October 14, 2025
Christine Y. Zhao

*	Director	October 14, 2025
Jonas Grossman
*	Director	October 14, 2025
Alberto Franco

*By:	/s/ Jordan Fried
Jordan Fried
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ZOOZ Power Ltd. has signed this Registration Statement, accompanying this prospectus in the City of Newark, Delaware, on October 14, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director